Water Now, Inc. Launches Portable Flameless Heating System

New, Patent Pending Flameless Heating Technology Drastically Reduces Risk of Fire Caused by Combustive and Electric Heating

Fort Worth, Texas

September 5, 2018

FOR IMMEDIATE RELEASE

Water Now, Inc. (OTC-WTNW), a leader in water purification solutions, is pleased to announce the launching of its “Flameless Heating Technology.” This has been accomplished by capitalizing on Water Now’s unique and patented Heating Reactor Technology that rapidly heats water with speed and efficiency. Our technology is a completely self-contained, electrically powered, portable heating platform that uses NO combustion or electric heating elements. Our technology uses only our patented Flameless Heating Technology thereby eliminating the need for resistive electric elements. As other heating units require natural gas, liquid fuel or electricity to produce heat they are also candidates for fire and explosion. We believe that our technology will be the go-to choice for heating environments that are at high risk due to association with explosive vapors or dust such as paint and body shops, furniture shops, nail salons, fuel depots, and grain elevators.

In addition, the unit has lower operating cost and higher heating capabilities that result in money saving efficiency. We believe buyers will look at heating product offerings as a quality alternative for heating larger home garages, basements, and home-based workshop environments.

According to Mark Dyos, President of Water Now, “as heating elements fail, we elected to bring to market a product that offers a significant safety advantage. Portable Flameless Heaters have been tested and well received by early adopters of the technology. Business owners that need portable ‘on-demand’ heating, have been impressed with our technology’s amazing speed in heating and ‘technician-free’ set up.”

David King, Water Now’s CEO, further detailed that the launching an entirely new product line under the “Water Now” name was in response to the more than twenty-five thousand fires last year alone caused by faulty electric space heaters. King explained that while seemingly a far distance from his company’s namesake products, providing safe heating products is actually in perfect harmony with the company’s overarching directives. “At first glance, it seems to be a different category, but we feel that it is important to take advantage of opportunities that our patented “Flameless” reactor technology allows us to develop, even outside the scope of water purification.”

Portable Flameless Heating Systems are currently in production, with anticipated customer delivery to begin in the fourth quarter of 2018.